Calculation of Filing Fee Tables
S-8
Arcellx, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share, reserved for issuance under the Registrant's 2022 Equity Incentive Plan	Other	2,895,867	$ 64.15	$ 185,769,868.05	0.0001381	$ 25,654.82
2	Equity	Common Stock, par value $0.001 per share, reserved for issuance under the Registrant's Amended and Restated 2022 Employee Stock Purchase Plan	Other	312,500	$ 54.53	$ 17,040,625.00	0.0001381	$ 2,353.32
Total Offering Amounts:						$ 202,810,493.05		$ 28,008.14
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 28,008.14
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement (the "Registration Statement") shall also cover any additional shares of the Registrant's Common Stock that become issuable under the Registrant's 2022 Equity Incentive Plan (the "2022 Plan") or the Registrant's Amended and Restated 2022 Employee Stock Purchase Plan (the "2022 ESPP") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant's Common Stock that increases the number of outstanding shares of Common Stock. The amount registered represents an automatic increase in the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2022 Plan as a result of the annual evergreen increase under the 2022 Plan. Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $64.15, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Global Select Market ("Nasdaq") on December 30, 2025 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the "SEC")).

[2]	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the 2022 Plan or the 2022 ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant's Common Stock that increases the number of outstanding shares of Common Stock. The amount registered represents an automatic increase in the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2022 ESPP as a result of the annual evergreen increase under the 2022 ESPP. Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $54.53, which is 85% of the average of the high and low prices of shares of Common Stock on Nasdaq on December 30, 2025 (such date being within five business days of the date that this Registration Statement was filed with the SEC). Pursuant to the 2022 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A